July 10, 2015

Each of the Borrowers listed

  On Appendix I hereto

767 Fifth Avenue

New York, NY 10153

RE: First Amendment to Committed Line of Credit

Ladies and Gentlemen:

Pursuant to an amended and restated letter agreement dated January 28, 2015 (as amended from time to time, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available to each of the management investment companies registered under the Investment Company Act listed on Appendix I to the Loan Agreement (each a “Borrower”), each acting on behalf of itself or on behalf of one or more of its respective fund series from time to time listed on Appendix I to the Loan Agreement, as defined below (each such fund series, a “Fund”), a $100,000,000.00 committed, unsecured line of credit on a several basis (the “Committed Line”). The obligations of the Borrowers arising under the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $100,000,000.00 dated January 28, 2015 executed by each of the Borrowers, on behalf of its respective Funds, in favor of the Bank (the “Note”). Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to extend the Committed Line for an additional 364-day period from the date hereof and to amend the Loan Agreement as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers and the Bank hereby agree as follows:

I. Amendments to Loan Documents

Subject to the terms and conditions hereof, the Loan Documents are hereby amended as follows:

1. Section I(1) of the Loan Agreement is hereby amended by deleting the first sentence of such section in its entirety and substituting the following therefor: “The Committed Line shall expire July 8, 2016 (the “Expiration Date”), unless extended by mutual agreement of the Bank and the Borrowers or, with respect to any Fund, terminated by the applicable Borrower on behalf of such Fund as provided herein.”

LIMITED ACCESS

Each of the Borrowers listed

on Appendix I attached hereto

July 10, 2015

2. Section I(5)(b) of the Loan Agreement is hereby amended by inserting the following new sentences after the first sentence of such section: “Each Borrower hereby authorizes and irrevocably directs the Bank, at the Bank’s option at any time upon and following the due date for payment by such Borrower of any amounts under the Loan Documents, and without any further notice to or consent of such Borrower, to debit any account(s) of such Borrower with the Bank and apply amounts so debited toward the payment of any such amounts due and owing by such Borrower under the Loan Documents. Notwithstanding such authorization and direction, each Borrower hereby further acknowledges and agrees that (i) the Bank shall have no obligation to so debit any such account(s) and shall have no liability whatsoever to such Borrower for any failure to do so, and (ii) such Borrower shall fully retain the obligation under the Loan Documents to make all payments thereunder when due.”

3. Section I(8) of the Loan Agreement is hereby amended by:

(a) replacing the percentage “0.12%” appearing therein with the percentage “0.15%”; and

(b) deleting the third sentence of such section in its entirety and substituting the following therefor: “Accrued commitment fees payable by each of the Borrowers, on behalf of its respective Funds, hereunder shall be payable quarterly in arrears on the fifteenth day of each April, July, October and January for the immediately preceding calendar quarter and on the Expiration Date or any earlier date upon which the Committed Line hereunder may be terminated (including pursuant to Section II(4) hereof upon the occurrence of an Event of Default).”

4. Section II(3)(b)(i) of the Loan Agreement is hereby amended by inserting before the semi-colon at the end of such clause (i) the phrase “or Section II(1)(j) hereof”.

5. Section II(5) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

5. Notices, Electronic Communications, etc. (a) Notices. Except as provided in paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to any Borrower or Fund, to it at 767 Fifth Avenue, New York, NY 10153, Attention of: Chief Financial Officer (Facsimile No: 212-583-2014; Telephone No.: 212-583-2059), and (ii) if to the Bank, to State Street Bank and Trust Company, Copley Place Tower, Box 5303, Boston, MA 02206, or via facsimile at 617-662-8664, or if by overnight courier service, to State Street Bank and Trust Company, 2 Copley Place, 3rd Floor, Boston, MA 02116, in any such case to the attention of: Karen Gallagher, Managing Director, or Mutual Fund Lending

Each of the Borrowers listed

on Appendix I attached hereto

July 10, 2015

Department Head. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices made by a Borrower or a Fund consisting of requests for loans or notices of repayments hereunder may be delivered or furnished by e-mail, facsimile or other electronic communication pursuant to procedures approved by the Bank, unless the Bank, in its discretion, notifies the Borrowers otherwise. Communications transmitted by a Borrower or a Fund consisting of financial information permitted to be delivered by electronic means pursuant to the last paragraph of Section II(1) above may be delivered or furnished by electronic means as provided in such Section. The Bank may, in its discretion, agree to accept other notices and communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Neither the Bank nor any of its directors, officers, employees, agents or Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given when received by the Bank and (ii) financial information posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Each of the Borrowers listed

on Appendix I attached hereto

July 10, 2015

6. Section II(15) of the Loan Agreement is hereby amended by amending and restating in its entirety the definition of “Applicable Rate” to read as follows:

“Applicable Rate” shall mean, as of any day, the higher of (a) the

Federal Funds Rate as in effect on that day and (b) the One-Month LIBOR Rate as in effect on that day; provided that if either of such rates is less than zero, such rate (i.e. the Federal Funds Rate or the One-Month LIBOR Rate (or both), as the case may be) shall be deemed to be zero for purposes of this Agreement.

7. Exhibit B attached to the Loan Agreement is hereby deleted in its entirety and the Exhibit B attached hereto is substituted therefor.

II. Administrative Fee

As a condition precedent to the effectiveness of this letter agreement, the Borrowers shall pay to the Bank on or prior to the date of this letter agreement an administrative fee of $50,000. Such administrative fee shall be paid in immediately available funds and upon payment thereof shall be deemed fully earned and non-refundable.

III. Miscellaneous

1. Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2. Each Borrower, for itself and on behalf of each of its Funds, represents and warrants to the Bank as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of such Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary trust proceedings of such Borrower, (iii) do not, and will not, require the consent of any shareholders or other equity holders of such Borrower or Fund or the approval or consent of, or any notice to or filing with, any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the agreement and declaration of trust, by-laws and/or other organizational documents of such Borrower or Fund or its Prospectus or any judgment, decree or order or any law, rule or regulation applicable to such Borrower or Fund, including, without limitation, the Investment Company Act, (v) do not constitute a violation of, or a default under, any other agreement, order or undertaking binding on such Borrower or Fund, and (vi) do not require the consent or approval of any obligee or holder of any instrument relating to any Indebtedness of such Borrower or Fund or consent or approval of any other party other than for those consents and approvals which have been received; and (d) this letter agreement has

Each of the Borrowers listed

on Appendix I attached hereto

July 10, 2015

been duly executed and delivered by each Borrower and each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower and each such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3. Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Agreement to be governed by the laws of the State of New York.

4. This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

Signature Page to Amendment No. 1

If the foregoing is acceptable to you, please have an authorized officer of each of the Borrowers execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND
TRUST COMPANY, as Bank

By:	/s/ Karen A. Gallagher
Name:	Karen A. Gallagher
Title:	Managing Director

Acknowledged and Accepted:

EACH OF THE BORROWERS LISTED
ON APPENDIX I HERETO, for itself or on behalf of each of its respective portfolio series listed on Appendix I hereto severally and not jointly

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	Vice President, Chief Legal Officer and Secretary

LIMITED ACCESS

APPENDIX I

List of Borrowers and Funds

Applicable Percentage
Baron Investment Funds Trust,
on behalf of each of:
Baron Asset Fund	5.00%
Baron Growth Fund	5.00%
Baron Small Cap Fund	5.00%
Baron Opportunity Fund	5.00%
Baron Fifth Avenue Growth Fund	5.00%
Baron Discovery Fund	5.00%
Baron Select Funds, on behalf of each of:
Baron Focused Growth Fund	5.00%
Baron International Growth Fund	5.00%
Baron Real Estate Fund	5.00%
Baron Emerging Markets Fund	5.00%
Baron Energy and Resources Fund	5.00%
Baron Global Advantage Fund	5.00%

LIMITED ACCESS